UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 25, 2005


                             AMERICAN SKIING COMPANY
                             -----------------------
             (Exact name of registrant as specified in its charter)


          Delaware                        1-13057                04-3373730
(State or other jurisdiction of    (Commission File Number)   (I.R.S. Employer
 incorporation or organization)                              Identification No.)


               136 HEBER AVENUE, SUITE 303, PARK CITY, UTAH 84060
-------------------------------------------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (435) 615-0340


                                       N/A
         (Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On March 25, 2005, the Company's subsidiary, Mount Snow Ltd. (Mount
Snow), entered into a Purchase and Sale Agreement for the sale of the assets of Mount Snow comprising the Haystack ski resort to Tyringham Ridge, Inc. (Buyer). The Purchase and Sale Agreement provides for a $5,000,000 purchase price, subject to certain customary adjustments. The Purchase and Sale Agreement includes a two year right of first refusal in favor of the Buyer for certain developmental land owned by Mount Snow (but not used in its ski resort operations) known as the Howe Farm.

         Under the terms of the Purchase and Sale Agreement, Mount Snow will continue to be allowed to withdraw water from sources at the Haystack resort after the closing in amounts which approximate Mount Snow's historical use from this source. In addition, Mount Snow will retain a right of first refusal to re-acquire the Haystack resort (not including certain developmental real estate assets) for not less than twenty years following the closing.

         The closing on the sale of the Haystack resort is subject to the Buyer's completion of a 90 day due diligence period as well as satisfaction of customary contingencies. Net proceeds to the Company from the sale of the Haystack resort are expected to be used for additional liquidity, to fund capital expenditures and reduce senior debt, each as permitted under the Company's senior credit facilities.








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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 30, 2005                American Skiing Company



                                      By:   /s/ Foster A. Stewart, Jr.
                                            -----------------------------------
                                      Name:     Foster A. Stewart, Jr.
                                      Title:    Senior Vice President and
                                                General Counsel